Exhibit 99.1

NEWS RELEASE

Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Reports Revenue of $42.1 Million

and EPS of 23 Cents for Third Quarter FY03

Company Increases Earnings Guidance for FY03

RESTON, VA – October 28, 2003 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced strong results for its third   quarter and first nine months of fiscal year ended September 27, 2003. Revenue for the third quarter of fiscal year 2003 (FY03) increased 10 percent while net income attributable to common stockholders was up 31 percent as compared to the third quarter of the previous year.  Nine month revenue for FY03 increased 16 percent while net income attributable to common stockholders increased to $5.1 million from a ($0.04) million loss in the first nine months of FY02.  The strong performance for the quarter and first nine months of FY03 were due to continued growth in SI International’s key focus areas: federal IT modernization; space systems modernization; homeland security; and outsourcing.

Third Quarter, FY03 Financial Results

Revenue for the third quarter of FY03 was $42.1 million, an increase of 10 percent over third quarter FY02 revenue of $38.4 million.  Federal government contract revenue, which represents 94 percent of third quarter FY03 total revenue, grew by 10 percent to $39.3 million from $35.8 million for the third quarter of FY02.

Net income attributable to common stockholders for the third quarter of FY03 was $2.0 million or $0.23 per diluted share, an increase of 31 percent over third quarter FY02 net income attributable to common stockholders of $1.5 million or $0.17 per diluted share.  The increase in net income was due to revenue growth, operating margin improvement, and positive changes to our capital structure as a result of the initial public offering.  Income from operations for the third quarter of FY03 was $3.4 million, an increase of 32 percent over operating income of $2.6 million reported a year earlier.  Operating margin for the third quarter of FY03 was 8.2 percent, as compared to 6.7 percent in the third quarter of FY02.

Prime contractor revenues for third quarter FY03 were approximately 85 percent of total revenues as compared to approximately 84 percent for the third quarter of FY02.

Backlog as of September 27, 2003 was $307 million, including $54 million in funded backlog and $253 million in unfunded backlog.  Backlog increased 1 percent from $304 million at the end of second quarter FY03.

Ray Oleson, SI International’s Chairman and CEO, said, “We continue to build value for our stockholders by growing revenues organically at 10 to 15 percent and improving profitability.  I am very pleased that our operating margin has improved to 8.2 percent this quarter.”

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Nine Month FY03 Financial Results

For the first nine months of FY03 ended September 27, 2003, revenue increased 16 percent to $124 million, compared to $107 million for the first nine months of FY02.  Net income attributable to common stockholders for the first nine months of FY03 was $5.1 million or $0.60 per diluted share, as compared to a net loss of ($0.04) million or ($0.02) per diluted share for the same period last year.  Income from operations for the first nine months was $8.9 million, an increase of 132 percent over operating income of $3.8 million reported a year earlier.  Operating margin for the first nine months of FY03 was 7.1 percent, as compared to 3.6 percent in the first nine months of FY02.

As of September 27, 2003, SI International had a solid balance sheet with $22.5 million in cash, no debt, and an available $35 million credit facility.

3rd Quarter FY03 Business Highlights

Awarded contracts and task orders for 3rd Quarter FY03 included:

•                  $28 million increase on ceiling to $88 million for Dept. of State National Visa Center;

•                  $13 million new prime contract for human resource services that support the Headquarters Dept. of the Army Military Personnel Services Center;

•                  $11 million new task order to support Missile Defense Agency as a primary subcontractor to SRS Technologies; and,

•                  Member of Northrop Grumman team awarded U.S. Navy contract for the Defense Integrated Military Human Resource System.

Business Outlook

Based on the Company’s current backlog and management estimates as to future tasking and contract awards, SI International issued the following guidance ranges for the fourth fiscal quarter FY03 and increased its earnings guidance for full year FY03.

	Q4 2003	Full Year 2003
Revenue	$42 – 46 million	$166 – 170 million
Net income	$1.9 – 2.2 million	$7.0 – 7.2 million
Diluted earnings per share	$0.23 – 0.25	$0.83 – 0.85

Ray Oleson, SI International’s Chairman and CEO, said, “With a strategic focus on high priority, high growth federal government assignments, we remain committed to our stated goal of achieving a 10-15 percent organic growth rate for fiscal year 2004.”

Conference Call

SI International has scheduled a conference call to discuss its results and business outlook for 10 AM EST, today. Participating in the conference call will be SI International’s Chairman and CEO Ray Oleson, President and COO Brad Antle, and Executive Vice President and CFO, Ted Dunn. A question and answer session will be included to further discuss the results and the company’s future performance expectations. Interested parties should contact Alan Hill at 703-234-6854 for dial-in information.

The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of SI International’s web site, http://www.si-intl.com . A replay of the webcast will be available on the SI International web site beginning two hours after the conclusion of the conference call. In addition, a replay of the conference is available by telephone beginning on Tuesday, October 28, 2003 at 1:00 PM EST through Tuesday, November 4, 2003 at 5:00 PM EST by calling 1-888-286-8010 and entering the conference passcode 39560150.

About SI International: SI International is a provider of information technology and network solutions primarily to the federal government.  The company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  More information about SI International can be found at www.si-intl.com.

This press release contains various remarks about the future expectations, plans and prospects of SI International, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties including :differences between authorized amounts and amounts received by SI International under government contracts; government customers or prime contractor  failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; and SI International’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K/A filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.

SI International, Inc.

Consolidated Income Statement (unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sept. 27, 2003	Sept. 28, 2002	Sept. 27, 2003	Sept. 28, 2002

Revenue	$42,082	$38,378	$124,130	$107,248
Direct costs	25,837	24,427	75,127	65,428
Indirect costs	12,318	10,838	38,648	36,479
Depreciation	497	523	1,495	1,519
Income from Operations	3,430	2,590	8,860	3,822
Interest expense	(161)	(659)	(469)	(2,013)
Minority interests		(41)		(118)
Change in fair value of put warrants		1,031		640
Income before provision for (benefit from) income taxes	3,269	2,921	8,391	2,331
Provision (benefit) for income taxes	1,290	819	3,314	(694)

Net income	$1,979	$2,102	$5,077	$1,637
Dividends on preferred stock		591		1,681

Net income (loss) attributable to common stockholders	$1,979	$1,511	$5,077	$(44)

Basic weighted average shares outstanding	8,447	2,632	8,446	2,632
Diluted weighted average shares outstanding	8,612	2,779	8,457	2,632

Earnings (loss) per common share:
Basic	$0.23	$0.57	$0.60	$(0.02)
Diluted	$0.23	$0.17	$0.60	$(0.02)

EBITDA (1)	$3,927	$3,113	$10,355	$5,341

Notes:                                                             (1) EBITDA is defined as GAAP net income (loss) plus interest expense, income taxes, depreciation and amortization, change in the value of put warrants and minority interest.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity.

SI International, Inc.

Revenue Segmentation Data (unaudited)

(In thousands)

	Three Months Ended
	September 27, 2003		September 28, 2002		Growth
	$	%	$	%	$	%
Core government revenue	39,345	93.5%	35,762	93.2%	3,583	10.0%
Commercial revenue	2,710	6.4%	2,249	5.9%	461	20.5%
Non-continuing revenue	27	0.1%	367	0.9%	(340)	-92.5%
Total revenue	42,082	100.0%	38,378	100.0%	3,704	9.7%

Prime revenue	35,751	85.0%	32,377	84.4%	3,374	10.4%
Subcontract revenue	6,331	15.0%	6,001	15.6%	330	5.5%
Total revenue	42,082	100.0%	38,378	100.0%	3,704	9.7%

Cost plus	16,998	40.4%	16,185	42.2%	813	5.0%
Time & materials	13,617	32.4%	16,028	41.8%	(2,411)	-15.0%
Fixed price	11,467	27.2%	6,165	16.0%	5,302	86.0%
Total revenue	42,082	100.0%	38,378	100.0%	3,704	9.7%

Department of Defense	23,444	55.7%	19,977	52.0%	3,467	17.4%
Civilian agencies	15,928	37.9%	16,152	42.1%	(224)	-1.4%
Commercial	2,710	6.4%	2,249	5.9%	461	20.5%
Total revenue	42,082	100.0%	38,378	100.0%	3,704	9.7%

Major contracts:
C4I2SR	10,364	24.6%	9,765	25.4%	599	6.1%
NVC/KCC	5,735	13.6%	3,993	10.4%	1,742	43.6%
All other	25,983	61.8%	24,620	64.2%	1,363	5.5%
Total revenue	42,082	100.0%	38,378	100.0%	3,704	9.7%

SI International, Inc.

Consolidated Balance Sheet

As of September 27, 2003 and December 28, 2002

(In thousands, except share data)

	September 27, 2003	December 28, 2002
	(unaudited)

Assets
Cash and cash equivalents	$22,546	$10,856
Account receivable, net	30,979	31,901
Other current assets	2,970	3,741

Total current assets	56,495	46,498

Property and equipment, net	4,016	4,542
Goodwill and assembled workforce	39,829	39,829
Other assets	1,185	1,446

Total assets	101,525	92,315

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	17,425	12,712
Deferred revenue	1,149	1,074
Other current liabilities	1,463	2,775

Total current liabilities	20,037	16,561

Other long-term liabilities	2,327	1,777

Stockholders’ Equity
Common stock - $0.01 par value per share: 50,000,000 shares authorized; 8,447,519 and 8,439,741 shares issued and outstanding as of September 27, 2003 and December 28, 2002, respectively	85	85
Additional paid in capital	75,652	75,682
Deferred compensation	(372)	(509)
Retained earnings (accumulated deficit)	3,796	(1,281)

Total stockholders’ equity	79,161	73,977

Total liabilities and stockholders equity	$101,525	$92,315

SI International, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

Nine months ended

	Sept. 27, 2003	Sept. 28, 2002
Cash flows from operating activities:
Net income	$5,077	$1,637
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,495	1,519
Loss on disposal of fixed assets	178	—
Stock-based compensation	100	103
Amortization of deferred financing costs and debt discount	286	224
Change in fair value of put warrants	—	(640)
Minority interests	—	118
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	922	489
Other current assets	770	(1,917)
Other assets	(25)	1,181
Accounts payable and accrued expenses	4,712	2,635
Other current liabilities	986	0
Deferred revenue	75	207
Other long term liabilities	545	290
Net cash provided by operating activities	15,121	5,846
Cash flows from investing activities:
Purchase of property and equipment, net	(1,025)	(1,117)
Net cash used in investing activities	(1,025)	(1,117)
Cash flows from financing activities:
Proceeds from exercise of stock options	8	—
Repayments (proceeds) from bank overdrafts	(2,201)	2
Borrowings under line of credit	—	62,179
Repayments of line of credit	—	(63,941)
Repayments of notes payable	(137)	(900)
Repayments of long-term debt	—	(950)
Repayments of capital lease obligations	(76)	(125)
Net cash used in financing activities	(2,406)	(3,735)
Net increase in cash and cash equivalents	11,690	994
Cash and cash equivalents, beginning of period	10,856	470
Cash and cash equivalents, end of period	$22,546	$1,464
Supplemental disclosures of cash flow information:
Cash payments for interest	$242	$1,426
Cash payments for income taxes	$2,338	$1,640
Purchases of assets under capital lease	$122	—

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